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                                                                 Exhibit 23.6.1



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement of Majestic Investor Holdings, LLC and Majestic Investor Capital Corp. No. 333-81584 of our report dated March 19, 2001 (October 26, 2001 as to Note 16) on the combined financial statements of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc., and 101 Main Street Limited Liability Company (collectively, the "Properties") (wholly owned subsidiaries of Fitzgeralds Gaming Corporation) (Debtors-in-Possession) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Properties' ability to continue as a going concern and an explanatory paragraph that states that such combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings) appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Las Vegas, Nevada



March 18, 2002